UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): January 8, 2016 (January 5, 2016)

THT HEAT TRANSFER TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34812	20-5463509
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation or organization)

THT Industrial Park
No.5 Nanhuan Road, Tiexi District
Siping, Jilin Province 136000
People's Republic of China
(Address of principal executive offices)

86-434-3265241
(Registrant's telephone number, including area code)

________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On January 5, 2016, THT Heat Transfer Technology, Inc. (the “Company”) received a letter from The Nasdaq Stock Market ("NASDAQ") notifying the Company that the Staff has determined that the Company has not regained compliance to maintain a minimum closing bid price of $1.00 for its common stock as required by NASDAQ Listing Rule 5550(a)(2) (the "Bid Price Rule"). The Staff had previously notified the Company that it did not comply with the Bid Price Rule on July 2, 2015 and it had until December 29, 2015 to regain compliance. The Company has not regained compliance with the Bid Price Rule and is not eligible for a second 180 day period. Specifically, the Company did not provide Staff with an affirmative statement of its intent to cure the bid price deficiency.

Unless the Company requests an appeal to the NASDAQ Listing Qualification Panel (the “Panel”) by January 12, 2016, the Company’s securities would be scheduled for delisting from The NASDAQ Capital Market and will be suspended at the opening of business on January 14, 2016, and a Form 25-NSE will be filed with the Securities and Exchange Commission (the “SEC”), which will remove the Company’s securities from listing and registration on NASDAQ.

The Company notified NASDAQ of its intent not to appeal to the Panel and file Form 25-NSE. On the effective date of the delisting, the Company expects that its common stock will begin to trade on the Over-the-Counter Bulletin Board. The Company will continue to file all applicable reports with the SEC subject to the requirements of Section 12(g) of the Securities Exchange Act of 1934, as amended.

The Company has determined to have its common stock delisted from NASDAQ after the Company's review and consideration of several factors including the non-compliance letters received from NASDAQ for the continued listing requirements, the benefits generated by the maintenance of the listing, the Company's current stockholders' equity and common stock price, and the likelihood of ongoing non-compliance with the Nasdaq listing requirements given the Company's lack of capital raising opportunities and current liquidity position.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THT HEAT TRANSFER TECHNOLOGY, INC.

Date: January 8, 2016	/s/ Guohong Zhao

Guohong Zhao
Chief Executive Officer